Exhibit (h)(3)(D)

LITMAN GREGORY FUNDS TRUST

Third Amendment to Restated Contractual Advisory Fee Waiver Agreement

THIS THIRD AMENDMENT TO RESTATED CONTRACTUAL ADVISORY FEE WAIVER AGREEMENT (this “Amendment”), effective as of August 28, 2018, is entered into by and between LITMAN GREGORY FUNDS TRUST (the “Trust”), a Delaware statutory trust, and LITMAN GREGORY FUND ADVISORS, LLC, a California limited liability company (the “Advisor,” together with the Trust, the “Parties”).

RECITALS

WHEREAS, the Trust has retained the Advisor to provide investment management advice and services to each series of the Trust (each, a “Fund,” and collectively, the “Funds”) pursuant to the Unified Investment Advisory Agreement, dated as of April 1, 2013, as amended, by and between the Trust and the Advisor (the “Investment Advisory Agreement”);

WHEREAS, the Parties have entered into the Restated Contractual Advisory Fee Waiver Agreement, dated as of January 1, 2006, as amended (the “Agreement”), pursuant to which the Adviser waives a portion of the advisory fees it is entitled to receive under the Investment Advisory Agreement with respect to certain Funds; and

WHEREAS, the Parties wish to amend the fee waiver rates with respect to the Litman Gregory Masters Equity Fund, Litman Gregory Masters Smaller Companies Fund, Litman Gregory Masters International Fund, Litman Gregory Masters Alternative Strategies Fund and Litman Gregory Masters High Income Alternatives Fund as set forth in Appendix A of the Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Appendix A to the Agreement is hereby suspended and replaced in its entirety with Appendix A attached to this Amendment.

2.	Except as expressly amended by this Third Amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be duly executed by their duly authorized officers on one or more counterparts, all on the date and year first above written.

LITMAN GREGORY FUNDS TRUST on behalf of its series listed on Appendix A		LITMAN GREGORY FUND ADVISORS, LLC

By:	/s/ John M. Coughlan	By:	/s/ John M. Coughlan
Name:	John M. Coughlan	Name:	John M. Coughlan
Title:	Chief Operating Officer	Title:	Chief Operating Officer

Appendix A

FUND AND WAIVER SCHEDULE – LITMAN GREGORY FUNDS TRUST

(updated August 28, 2018)

Fund	Fee Waiver Rate
• Litman Gregory Masters Equity Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund

• Litman Gregory Masters International Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund on the first $1 billion of daily net assets and 0.30% of Fund assets in excess of $1 billion.

• Litman Gregory Masters Smaller Companies Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.26% of the daily net assets of the Fund

• Litman Gregory Masters Alternative Strategies Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.50% of the first $2 billion of daily net assets, 0.40% of the next $1 billion of daily net assets, 0.35% of the next $1 billion of daily net assets and 0.30% of Fund assets in excess of $4 billion.

• Litman Gregory Masters High Income Alternatives Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% on the first $1 billion of daily net assets, 0.375% on the next $1 billion of daily net assets, 0.35% on the next $1 billion of daily net assets, 0.325% on the next $1 billion of daily net assets and 0.30% of Fund assets in excess of $4 billion.

LITMAN GREGORY FUNDS TRUST on behalf of its series listed above		LITMAN GREGORY FUND ADVISORS, LLC

By:	/s/ John M. Coughlan	By:	/s/ John M. Coughlan
Name:	John M. Coughlan	Name:	John M. Coughlan
Title:	Chief Operating Officer	Title:	Chief Operating Officer